Exhibit 99.1

Sound Financial Reports Profitable First Quarter

Declares Cash Dividend of .04 Per Share

SEATTLE--(BUSINESS WIRE)--May 5, 2009--Sound Financial Inc. (OTCBB:SNFL), holding company for Sound Community Bank, today announced earnings of $74,979 or $.03 per diluted share for the first quarter ended March 31, 2009. This represents a 330% increase over the $17,425, or $.01 per share reported in the same quarter of 2008. This performance compares to a loss of $41,131 or $.01 per share reported in fourth quarter of 2008.

“While we avoided sub-prime lending, investments in Fannie Mae or Freddie Mac and high concentrations of development and construction lending, we are feeling the impact of the economic slowdown and depressed asset values,” said Laurie Stewart, President and CEO. Stewart continued, “It’s going to remain a challenging environment, but we’re well-capitalized, we have positive earnings, strong liquidity and we continue to build our loan loss reserve. Because we’ve stayed focused on the right things, we’re in a position to take advantage of some unique opportunities this market presents.”

The company announced in August of 2008 its intention to enter the Port Angeles market. Last week the company announced that it had entered an agreement to purchase the deposits, deposit related loans and Port Angeles branch facility from 1st Security Bank of Washington. The transaction remains subject to regulatory approval and is expected to close in the second quarter.

Deposit growth remained strong in the first quarter, increasing 12% to $249.8 million, an increase of 25.2% over the year ago period.

Loans increased .7% to $265.4 million in the first quarter, a 16% increase over the year ago period. Total assets increased 3.4% over the previous quarter to $303.4 million, an increase of 19.2% over the first quarter of 2008.

Non-performing assets increased to 1.14% in the first quarter from 1.01% at year end and .53% in the first quarter of 2008. Net charge offs were $284,000 for the quarter. To address current market conditions, the provision for loan losses was increased by 29% over the previous quarter and by 181% over the same quarter in 2008.

Net interest income grew to $2.63 million, a 2.2% increase over the previous quarter and 38.5% over the year ago period.

The company’s Board of Directors declared a regular quarterly cash dividend of .04 cents per common share on April 28, 2009. The dividend will be paid on June 10, 2009 to shareholders of record on May 25, 2009. This is the fifth consecutive quarterly cash dividend paid to shareholders by Sound Financial since its initial public offering in January, 2008.

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle based company operates banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884, x-312
or
Financial:
Matt Deines, 206-448-0884 x-305